Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of INVO Bioscience, Inc. of our report dated April 16, 2019, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, relating to the financial statements of INVO Bioscience, Inc., which appears in its Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

New York, New York October 15, 2019